Exhibit 99.2

                  AVADO BRANDS EXECUTES FORBEARANCE AGREEMENT
                            WITH ITS SECURED LENDERS

                        Discussions with Lenders Continue

     MADISON, GA., January 2, 2004 - Avado Brands, Inc. (OTC BB: AVDO.PK), parent company of Don Pablo's Mexican Kitchen and Hops Grillhouse & Brewery, today announced that it has executed a forbearance agreement with its secured lenders. As part of this agreement, the secured lenders have agreed not to seek remedies from Avado Brands through January 31, 2004 for non-compliance with certain provisions of its credit agreement, chiefly relating to the Company's previously announced events of default under its secured credit facility and the indentures of its 9-3/4% Senior Notes and 11-3/4% Senior Subordinated Notes. The secured lenders have also agreed to provide new liquidity of $3 million.

     The Company also reported that it is in discussions with holders of its 9-3/4% Senior Notes with the goal of reaching a similar forbearance agreement as well as a joint approach to restructuring the Company's financial obligations.

     "This forbearance agreement is an important sign of cooperation and will allow us to work with our lenders to find ways to restructure our financial obligations, ensuring that Avado Brands is on a sound long-term footing while continuing to make payments to our vendors and business partners," said Avado Brands' chief financial officer Louis J. (Dusty) Profumo.

     "We are currently in discussions with our secured lenders and holders of our Senior Notes, and believe that all parties recognize that Avado Brands is a company with strong restaurant concepts, sound operations and skilled employees."

     The Company on December 31, 2003 announced that it will not make either the December 1, 2003 interest payment on its 9-3/4% Senior Notes or the December 15, 2003 interest payment on its 11-3/4% Senior Subordinated Notes within the 30 day no-default grace periods for those payments, triggering an event of default under its secured credit facility and the indentures of both series of Notes.

     The Company also announced that it anticipates that it will file its Form 10-Q on or before January 9, 2004.

     Avado Brands has previously disclosed that it has suffered from recurring losses from operations, has an accumulated deficit and has failed to meet certain financial covenant requirements, thereby incurring an event of default under its secured credit facility which matures on March 24, 2004. These factors, outlined in detail in the Company's second quarter SEC Form 10-Q, have raised substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that Avado Brands' financial obligations can be restructured.

     About Avado Brands

     Avado Brands owns and operates two proprietary brands comprised of 108 Don Pablo's Mexican Kitchens and 63 Hops Grillhouse & Breweries.

     Statements contained in the press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended April 2, 2000 and the Company's other filings with the Securities and Exchange Commission.

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